Exhibit 3.1

THIS COMPOSITE ARTICLES OF INCORPORATION OF ACCENDRA HEALTH, INC. REFLECTS THE PROVISIONS OF ITS AMENDED AND RESTATED ARTICLES OF INCORPORATION AS AMENDED AND RESTATED ON JULY 29, 2008, AND ALL AMENDMENTS THERETO FILED WITH THE VIRGINIA STATE CORPORATION COMMISSION THEREAFTER, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ACCENDRA HEALTH, INC.

Article I

Name

The name of the Corporation shall be Accendra Health, Inc.

Article II

Purposes

The purposes for which the Corporation is formed are:

1.To buy, sell, distribute and trade in medical and surgical supplies and equipment, pharmaceuticals, drugs and merchandise of every sort, class and description at wholesale or at retail, as principal or as agent, alone or in partnership with any other person, firm or corporation within and without the Commonwealth of Virginia and the United States of America and to do and perform every act and to carry on every business which shall be incidental thereto.

2.In addition, the Corporation shall have the power to transact any and all lawful business not required to be stated specifically in the articles of incorporation for which corporations may be incorporated under Chapter 9 of Title 13.1 of the Code of Virginia of 1950 as in effect on the effective date of these Articles or as amended subsequently thereto.

Article III

Capital Stock

The maximum number of authorized shares of the capital stock of the Corporation shall be Two Hundred Million (200,000,000) shares of Common Stock of the par value of Two Dollars ($2.00) per share, and Ten Million (10,000,000) shares of Cumulative Preferred Stock of the par value of One Hundred Dollars ($100.00) per share, issuable in series as is hereinafter provided.

The description of the Cumulative Preferred Stock and of the Common Stock and the designations, preferences and voting powers of such classes of stock, or restrictions or qualifications thereof and the terms upon which such stock is to be issued are as follows:

Part A.

Cumulative Preferred Stock

1.Issuance in Series. The Cumulative Preferred Stock shall be divided into and issued from time to time in one or more series, each which series shall be so designated as to distinguish the shares thereof from all other series and classes. The Board of Directors shall have the authority to divide the Cumulative Preferred Stock into series by resolution setting forth the designation and number of shares of each series and the relative rights and preferences thereof in the following respects, as to which there may be variation between different series:

(a)The rate of dividend, the time of payment and the dates from which any dividends shall be cumulative and the extent of participation rights, if any;

(b)Any right to vote with holders of shares of any other series or class and any right to vote as a class either generally or as a condition to specified corporate action, subject to the limitations of Section 4 of Part A of this Article III;

(c)The price at which and the terms and conditions upon which shares may be redeemed;

(d)The amount payable upon shares in the event of involuntary liquidation;

(e)The amount payable upon shares in the event of voluntary liquidation;

(f)Sinking fund provisions of the redemption or purchase of shares, if any;

(g)The terms and conditions upon which shares may be converted, if the shares of any series are issued with the privilege of conversion.

The Board of Directors shall have the further authority to redesignate any shares of any series theretofore established which have not been issued or which have been issued and retired as shares of some other series or to change the designation of outstanding shares when desired to prevent confusion.

All shares of Cumulative Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative. The shares of Cumulative Preferred Stock shall be equal in rank with each other regardless of series and shall be identical with each other in all respects except as hereinabove provided.

2.Preferences over Common Stock. The Cumulative Preferred Stock as a class shall have preference over the Common Stock as to the payment of dividends and in the distribution of the assets of the Corporation in the event of any liquidation and dissolution, whether voluntary or involuntary. All shares of Cumulative Preferred Stock of every series shall share ratably in the distribution of assets upon dissolution if the assets of the Corporation are insufficient to pay the full liquidation price of all shares of Cumulative Preferred Stock of every series.

So long as any dividend on any series of Cumulative Preferred Stock shall be in arrears, no dividend shall be declared and paid on the Common Stock except dividends payable in shares of Common Stock, nor shall the Corporation purchase or otherwise acquire for a consideration any shares of Common Stock.

3.Redemption of Cumulative Preferred Stock. Subject to any other provision of these Articles of Incorporation to the contrary and to the right of the Board of Directors to fix in any resolution of serial designation adopted by it the terms and conditions upon which shares of any series may be redeemed, in the event of any redemption of shares of Cumulative Preferred Stock by the Corporation, it may at the option of the Board of Directors redeem the whole or any part of the Cumulative Preferred Stock at any time outstanding upon not less than thirty (30) nor more than sixty (60) days previous notice by mail to the holders of record of the shares to be redeemed. If less than the whole of a series shall be redeemed, the shares to be so redeemed shall be determined by lot or in such other manner as the Board of Directors may determine. If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been deposited in trust with any bank or trust company in the City of Richmond, Virginia, having capital and unrestricted surplus aggregating at least TEN MILLION DOLLARS ($10,000,000) named in such notice, to be applied to the redemption of the Cumulative Preferred Stock so called for redemption, then from the time of such deposit all shares of Cumulative Preferred Stock for the redemption of which such deposit shall have been made shall be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon terminate, except the right to receive the redemption price on deposit, without interest thereon. Any interest accrued upon or earned by such deposit shall be paid to the Corporation. At the end of five (5) years from the redemption date named in such notice, any funds so deposited which then remain unclaimed shall be paid to the Corporation free of any trust. Any holder of Cumulative Preferred Stock so called for redemption as shall not have received the redemption price prior to such repayment to the Corporation shall be deemed to be an unsecured creditor of the Corporation for the amount of the redemption price and shall look only to the Corporation for the payment thereof, without interest.

4.Voting Rights of Cumulative Preferred Stock. Except as set forth elsewhere in these Articles of Incorporation and as shall be provided in any resolution of serial designation adopted by the Board of Directors, the holders of the Cumulative Preferred Stock shall not be entitled to any vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right. The Board of Directors may grant to holders of any series of Cumulative Preferred Stock the right to vote as a class for the election of Directors only upon the following terms and conditions and subject to the following limitations:

(a)Such right to vote as a class for the election of Directors shall not be exercisable unless and until the Corporation shall be in arrears for the payment of four (4) or more dividends on any series of Cumulative Preferred Stock.

(b)The number of Directors elected by holders of Cumulative Preferred Stock of all series shall not exceed two (2) in the aggregate.

(c)Such power to elect Directors, if granted to more than one series, shall apply to all series as a class, and not separately.

(d)Any Directors elected by the Cumulative Preferred Stock, if such power be conferred upon any series of such stock, shall serve as a separate class to be elected annually and shall serve in addition to the number of Directors elected by the Common Stock as provided in the bylaws of the Corporation. They, together with the Directors elected by the Common Stock as provided in the bylaws, shall constitute the Board of Directors.

(e)Immediately upon the payment of all dividends in arrears, any Director or Directors so elected by the Cumulative Preferred Stock shall cease to act and shall no longer be Directors of the Corporation.

5.Series A Participating Cumulative Preferred Stock.

There is hereby established a series of the Corporation’s authorized Cumulative Preferred Stock, to be designated as the “Series A Participating Cumulative Preferred Stock, par value $100 per share.” The designation and number, and relative rights, preferences and limitations of the Series A Participating Cumulative Preferred Stock, insofar as not already fixed by any other provision of the Articles of Incorporation, shall be as follows:

Section 1.Designation and Number of Shares

The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), par value $100 per share. The number of shares initially constituting the Series A Preferred Stock shall be 70,000; provided, however, that, if more than a total of 70,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 30, 2004, between the Corporation and The Bank of New York, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”), shall direct by resolution or resolutions that articles of amendment of the Articles be properly executed and filed with the State Corporation Commission of Virginia providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

Section 2.Dividends or Distributions

(a)Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (i) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as may be required by Section 2(b) or as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent), less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (ii) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied by the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of non-cash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after April 30, 2004, the Corporation shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after April 30, 2004, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then, in each such event, the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b)The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date.

Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock, unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e)The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions, except as provided herein.

Section 3.Voting Rights

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)Except as otherwise provided in this Section 3 or by the VSCA, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one voting group for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(c)If, at the time of any annual meeting of shareholders at which the election of directors is to be considered, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting, together with the holders of any one or more other series of the Cumulative Preferred Stock that at the time have the right to elect directors pursuant to provisions of the articles of amendment creating such series under circumstances similar to those described in this Section 3(c), as a single voting group, to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends that permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d)Except as provided in this Section 3, in Section 11 or by the VSCA, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

Section 4.Certain Restrictions

(a)Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.Liquidation Rights

Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $.01 per whole share or (ii) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up)

with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 6.Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, statutory share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then, in any such case, the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

Section 7.Redemption; No Sinking Fund

The outstanding shares of the Series A Preferred Stock may be redeemed, at the option of the Corporation, as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) the par value thereof, plus (ii) all dividends that on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. In addition, subject to clause (a)(iv) of Section 4, the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock. The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 8.Ranking

The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of any such other series.

Section 9.Fractional Shares

The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-thousandth (1/1,000) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one-thousandth (1/1,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

Section 10.Reacquired Shares

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by the VSCA.

Section 11.Amendment

None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect such holders adversely without the affirmative vote of the holders of more than two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single voting group.

Part B.

Common Stock.

1.Voting Rights. The holders of Common Stock shall to the exclusion of the holders of Cumulative Preferred Stock have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided under the applicable sections of these Articles of Incorporation or by any applicable provision of law.

2.Dividends. Dividends may be declared and paid and distributions may be made on the Common Stock and shares of Common Stock may be purchased or otherwise acquired for value out of any funds of the Corporation legally available therefore without limit in any amount except as provided in the sections of these Articles of Incorporation applicable to cumulative preferred stock. The Corporation may hold or dispose of shares so purchased from time to time for its corporate purposes or may retire such shares as provided by law.

3.Distribution of Assets. The holders of the Common Stock in the event of any dissolution, liquidation or winding up of the affairs of the Corporation shall be entitled to receive all assets of the Corporation remaining after satisfaction of the full preferential amounts to which holders of the Cumulative Preferred Stock are entitled under the provisions of these Articles of Incorporation, including rights conferred by any articles of serial designation.

Part C.

Provisions Applicable to all Classes of Stock.

1.Voting Rights. Each shareholder of record of shares of any class shall be entitled in any meeting of shareholders in which such shares are entitled to be voted to cast one (1) vote for each share of stock so held by such shareholder as shown by the stock books of the Corporation and may cast such vote in person or by proxy.

2.Certain Required Votes. Except as expressly otherwise required by these Articles of Incorporation or by the Board of Directors acting pursuant to Section 13.1-707 of the Virginia Stock Corporation Act or any successor provision, the vote required to approve an amendment or restatement of these Articles that requires shareholder approval, other than an amendment or restatement that (i) amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, statutory share exchange, sale of all or substantially all of the Corporation’s assets or the dissolution of the Corporation or (ii) amends or affects this Part C or Article IV of these Articles of Incorporation, shall be a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

3.Preemptive Rights. No holder of shares of stock of the Corporation of any class shall have any preemptive right with respect to shares of that class of stock or of any other class of stock of the Corporation. Nothing contained herein shall, however, prevent the Board of Directors in its discretion without any action by the shareholders in connection with the issuance of any obligations or stock of the Corporation to grant rights or options for the purchase of shares of the Corporation, either preferred or common, or to provide for the conversion of shares of one class of stock of the Corporation into shares of another class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation.

Article IV

Number of Directors, Term of Office and Classification

The Board of Directors shall consist of such number of directors (but not less than three (3) and not more than fifteen (15)) as shall from time to time be fixed by the bylaws of the Corporation, provided that in the event the holders of Cumulative Preferred Stock shall become entitled to and shall elect not to exceed two (2) additional directors as provided in Article III, Part A, Section 4 above, such director or directors shall be in addition to the number of directors permitted and subsisting under this section and bylaws adopted pursuant hereto.

At the 2008 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected to serve until the 2010 annual meeting of shareholders and until his or her successor is elected. At the 2009 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected to serve until the 2010 annual meeting of shareholders and until his or her successor is elected. At the 2010 annual meeting of shareholders, all directors shall be elected to serve until the 2011 annual meeting of shareholders and until his or her successor is elected. At each annual meeting of shareholders thereafter, the directors shall be elected to serve until the next annual meeting of shareholders and until his or her successor is elected.

Article V

Limit on Liability and Indemnification

1.Definitions. For purposes of this Article V, the following terms shall have the meanings indicated:

(a)“applicant” means the person seeking indemnification pursuant to this Article V;

(b)“expenses” includes counsel fees;

(c)“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

(d)“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

(e)“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2.Limitation of Liability. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3.Indemnification. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, and (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4.Application; Amendment. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses incurred by any director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5.Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section 2 or 3 of this Article V.

6.Determination of Availability. Any indemnification under this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section 3 of this Article V.

The determination shall be made:

(a)By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b)If a quorum cannot be obtained under subsection (a) of this section, by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c)By special legal counsel:

(i)Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii)If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate;

(d)By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination. Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section 6 to select counsel. Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7.Advances. (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 3 of this Article V if the applicant furnishes the Corporation:

(i)a written statement of his good faith belief that he has met the standard of conduct described in section 3; and

(ii)a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b)The undertaking required by paragraph (ii) of subsection (a) of this section 7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)Authorizations of payments under this section shall be made by the persons specified in section 6 of this Article V.

8.Indemnification of Others. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article V who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3 of this Article V. The provisions of sections 4 through 7 of this Article V shall be applicable to any indemnification provided hereafter pursuant to this section 8.

9.Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

10.Further Indemnity. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

11.Severability. Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.